CKE RESTAURANTS, INC. REPORTS FOURTH QUARTER AND FULL FISCAL YEAR 2012 RESULTS

CARPINTERIA, Calif. – April 10, 2012 — CKE Restaurants, Inc. (“CKE”) announced today its financial results for the fourth quarter and fiscal year ended January 30, 2012. The Company expects to file its Annual Report on Form 10-K for fiscal 2012 with the Securities and Exchange Commission (“SEC”) on Wednesday, April 11, 2012 after the close of the financial markets.

The fourth quarter and fiscal year ended January 30, 2012, included 12 and 52 weeks, respectively, as compared to 13 and 53 weeks in the fourth quarter and fiscal year ended January 31, 2011. The fiscal year ended January 31, 2011 is comprised of the Successor twenty-nine weeks ended January 31, 2011 and the Predecessor twenty-four weeks ended July 12, 2010. Refer to the further discussion of Presentation of Operating Results under the heading “Non-GAAP Measures” below.

Company-Operated Same-Store Sales and Average Unit Volumes

Blended same-store sales increased 3.6% in the fourth quarter of fiscal 2012. Hardee’s® same-store sales increased 6.1% and Carl’s Jr.® same-store sales increased 1.7%.

Fiscal 2012 blended same-store sales increased 3.5%. Hardee’s same-store sales increased 5.2% and Carl’s Jr. same-store sales increased 1.9%.

	Fourth Quarter		Fiscal Year
Brand	FY12	FY11	FY12	FY11
Carl’s Jr.	1.7%	-0.4%	1.9%	-4.8%
Hardee’s	6.1%	5.7%	5.2%	4.4%
Blended	3.6%	2.3%	3.5%	-0.8%

At the end of fiscal 2012, the blended fifty-two week average unit volume for Carl’s Jr. and Hardee’s was $1,257,000. The fifty-two week average unit volumes for Carl’s Jr. and Hardee’s were $1,411,000 and $1,117,000, respectively.

To date, the Company’s blended same-store sales for the first quarter of fiscal 2013 are positive in the low single digits.

Fourth Quarter Results

Total revenue, excluding the estimated impact of the additional week in the prior year quarter, increased by $12.1 million, or 4.4%. The Company reported total revenue of $287.4 million for the fiscal 2012 fourth quarter, a decrease of $9.9 million, or 3.3%, compared to the fiscal 2011 fourth quarter. The decrease was attributable to the impact of an additional week in the prior year quarter, which was partially offset by increases in same-store sales and system-wide restaurant count. The Company estimates the additional week in the fiscal 2011 fourth quarter added approximately $22 million to revenue.

“Both brands continued to generate positive same-store sales results during the fourth quarter. Hardee’s has now had seven consecutive quarters of positive same-store sales. Carl’s Jr. also performed well, posting its fourth consecutive quarter of positive same-store sales,” said Andrew F. Puzder, Chief Executive Officer.

For the fiscal 2012 fourth quarter, company-operated restaurant-level adjusted EBITDA margin, excluding a $2.0 million out-of-period insurance reserve adjustment relating to periods prior to fiscal 2010 (“Insurance Reserve Adjustment”), was 16.9%, a 30 basis point decrease compared to the prior year quarter. Food and packaging costs increased 110 basis points, primarily as a result of higher commodity costs for beef, pork and potatoes. Labor and benefits, excluding the Insurance Reserve Adjustment, increased 10 basis points. These increases were partially offset by a 90 basis point decrease in occupancy and other expense, excluding depreciation and amortization. Refer to the further discussion of company-operated restaurant-level adjusted EBITDA margin under the heading “Non-GAAP Measures” below and to the Company’s Annual Report on Form 10-K for fiscal 2012 for a more detailed description of the Insurance Reserve Adjustment.

Fourth quarter Adjusted EBITDA, excluding the estimated impact of the additional week in the prior year quarter, increased by $0.6 million over the prior year fourth quarter. Adjusted EBITDA was $35.7 million in the fourth quarter of fiscal 2012 compared to $37.1 million in the same quarter of the prior year. The Company estimates the additional week in the fiscal 2011 fourth quarter added approximately $2 million to Adjusted EBITDA. Adjusted EBITDA represents income (loss) before income taxes, interest income and expense, asset impairments, facility action charges, depreciation and amortization, management fees, pro-forma cost savings as a result of becoming privately held, the effects of acquisition accounting adjustments, and certain non-cash and unusual items. Refer to the further discussion of Adjusted EBITDA under the heading “Non-GAAP Measures” below, which includes a reconciliation of net income (loss) to Adjusted EBITDA.

Fiscal 2012 Results

Total revenue, excluding both the Carl’s Jr. distribution center revenue and the estimated impact of the additional week, increased by $58.0 million, or 4.7%. The Company reported total revenue of $1,280.3 million for fiscal 2012, a decrease of $50.9 million, or 3.8%, compared to fiscal 2011. The decrease was primarily attributable to the sale of the Carl’s Jr. distribution business on July 2, 2010 and the impact of a fifty-third week in fiscal 2011. The Company estimates the additional week in fiscal 2011 added approximately $22 million to revenue.

Company-operated restaurant-level adjusted EBITDA for fiscal 2012, excluding the Insurance Reserve Adjustment, was $190.7 million compared to $191.2 million in the prior year. The decrease was primarily due to the additional week in the prior year and a 110 basis point increase in food and packaging costs, partially offset by a 40 basis point decrease in labor and benefits.

Adjusted EBITDA, excluding the estimated impact of the additional week in the prior year, increased by $3.0 million over the prior year. Adjusted EBITDA for fiscal 2012 was $165.9 million, as compared to $164.9 million for fiscal 2011. Refer to the further discussion of Adjusted EBITDA under the heading “Non-GAAP Measures” below, which includes a reconciliation of net income (loss) to Adjusted EBITDA.

As of January 30, 2012, cash and cash equivalents were $64.6 million and the Company had $69.1 million available under its credit facility with no borrowings outstanding.

During fiscal 2012, the Company entered into agreements with independent third parties under which the Company sold and leased back 47 restaurant properties. The Company generated proceeds of $67.5 million in connection with these transactions. During the fourth quarter of fiscal 2012, the Company entered into 18 of these transactions, generating proceeds of $24.3 million.

In accordance with the indenture governing the Company’s outstanding 11.375% Senior Secured Second Lien Notes due 2018 (the “Notes”), the Company is required to make an offer to repurchase its Notes with a portion of the net proceeds received from sale-leaseback transactions. Pursuant to these requirements, on December 1, 2011, the Company commenced a tender offer to purchase up to $27.9 million of the principal amount of the Notes (“Tender Offer”) at a redemption price of 103%. The Tender Offer expired on December 29, 2011 with no Notes tendered.

During fiscal 2012, the Company extinguished through redemptions and an open market purchase a total of $67.9 million of the principal amount of the Notes. Subsequent to the redemptions and purchase of the Notes, and as of January 30, 2012, the principal amount of the Notes outstanding was $532.1 million.

Capital expenditures for fiscal 2012 were $52.4 million, of which $25.4 million related to new store openings, dual-branding and remodeling projects. Capital expenditures for fiscal 2011 were $63.1 million. For fiscal 2013, the Company expects capital expenditures to be between $60.0 million and $70.0 million.

As of January 30, 2012, the Company’s system-wide restaurant portfolio consisted of:

	Carl's Jr.	Hardee's	Other	Total
Company-operated	423	469	0	892
Domestic franchised	693	1,226	9	1,928
International franchised	197	226	0	423

Total	1,313	1,921	9	3,243

Conference Call Information

The Company will host its fourth quarter and fiscal 2012 conference call on Wednesday, April 11, 2012 at 8:00 a.m. (PDT). The dial in information is as follows: (973) 500-2164 U.S. and international. The conference ID is 61483330.

A replay will be made available approximately two hours after the conclusion of the live event. The replay will be available for 7 days and can be accessed by calling (404) 537-3406. The conference ID is 61483330.

Company Overview

CKE Restaurants, Inc. is a privately held company headquartered in Carpinteria, Calif. As of the end of fiscal 2012, the Company, through its subsidiaries, had a total of 3,243 franchised or company-operated restaurants in 42 states and in 25 countries. For more information about CKE, please visit www.ckr.com.

Forward-looking Statements

Matters discussed in this press release contain forward-looking statements, including those relating to the Company’s financial statements and results of operations, the Company’s expected capital expenditures, the timing of the Company’s earnings conference call, and the filing of the Company’s periodic reports with the SEC, which are based on management’s current beliefs and assumptions. These statements constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Although the Company does not make forward-looking statements unless it has a reasonable basis for doing so, the Company cannot guarantee their accuracy. Such statements are subject to risks and uncertainties that are often difficult to predict, are beyond the Company’s control, and which may cause results to differ materially from expectations. Factors that could cause the Company’s results to differ materially from those described include, but are not limited to: the Company’s ability to compete with other restaurants, supermarkets and convenience stores for customers, employees, restaurant locations and franchisees; changes in consumer preferences, perceptions and spending patterns; changes in food, packaging and supply costs; the ability of the Company’s key suppliers to continue to deliver premium-quality products to the Company at moderate prices; the Company’s ability to successfully enter new markets, complete construction of new restaurants and complete remodels of existing restaurants; changes in general economic conditions and the geographic concentration of the Company’s restaurants, which may affect the Company’s business; the Company’s ability to attract and retain key personnel; the Company’s franchisees’ willingness to participate in the Company’s strategy; the operational and financial success of the Company’s franchisees; the willingness of the Company’s vendors and service providers to supply goods and services pursuant to customary credit arrangements; risks associated with operating in international locations; the effect of the media’s reports regarding food-borne illnesses, food tampering and other health-related issues on the Company’s reputation and its ability to procure or sell food products; the seasonality of the Company’s operations; the effect of increasing labor costs including healthcare related costs; the Company’s ability to comply with existing and future health, employment, environmental and other government regulations; the Company’s ability to adequately protect its intellectual property; the potentially conflicting interests of the Company’s sole stockholder and the Company’s creditors; the Company’s substantial leverage which could limit its ability to raise capital, react to economic changes or meet obligations under its indebtedness; the effect of restrictive covenants in the Company’s indenture and credit facility on the Company’s business; and other factors as discussed in the Company’s filings with the SEC.

As a result of these risks and uncertainties, or as a result of other risks and uncertainties of which the Company’s management is currently unaware or that the Company’s management does not presently believe to be material, the Company cannot assure readers that the forward-looking statements in this press release will prove to be accurate. Furthermore, if the Company’s forward-looking statements prove to be inaccurate, the impact may be material. In light of the significant uncertainties in these forward-looking statements, readers should not regard these statements as a representation or warranty by the Company or any other person that the Company will achieve its objectives and plans in any specified time frame, or at all. The forward looking statements in this press release speak only as of the date of this press release.

The Company expressly disclaims any obligation to publicly update or revise any forward looking statement, whether to conform such statement to actual results or as a result of changes in the opinions or expectations of the Company’s management, new information, future events or otherwise, in each case except as required by law.

Merger

As previously reported, on July 12, 2010, CKE Holdings, Inc., an affiliate of Apollo Management VII, L.P., acquired all of the outstanding shares of the Company (the “Merger”). All references to “Predecessor” relate to CKE and its consolidated subsidiaries for periods prior to the Merger and references to “Successor” relate to CKE and its consolidated subsidiaries for periods subsequent to the Merger.

Contact:
Beth Mansfield
Public Relations
(805) 745-7741
bmansfield@ckr.com

CKE RESTAURANTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands)
(Unaudited)

	Successor

	Twelve	Thirteen
	Weeks Ended	Weeks Ended
	January 30, 2012	January 31, 2011

Revenue:
Company-operated restaurants	$250,859	$262,705
Franchised restaurants and other	36,537	34,587

Total revenue	287,396	297,292

Operating costs and expenses:
Restaurant operating costs:
Food and packaging	76,498	77,123
Payroll and other employee benefits(1)	76,432	77,643
Occupancy and other	60,329	63,604

Restaurant operating costs	213,259	218,370
Franchised restaurants and other	19,147	17,207
Advertising	13,903	14,753
General and administrative	29,979	35,072
Facility action charges, net	(6,721)	724
Other operating expenses(2)	—	175

Total operating costs and expenses	269,567	286,301

Operating income	17,829	10,991
Interest expense	(17,740)	(19,646)
Other (expense) income, net	(1,203)	677

Loss before income taxes	(1,114)	(7,978)
Income tax benefit	(1,202)	(2,931)

Net income (loss)	$88	$(5,047)

(1) Payroll and other employee benefits expense includes the Insurance Reserve Adjustment charge of $1,976 for the twelve weeks ended January 30, 2012.
(2) Other operating expenses include transaction-related costs consisting of accounting, investment banking, legal, and other costs of $175 for the thirteen weeks ended January 31, 2011.

CKE RESTAURANTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands)
(Unaudited)

	Successor	Successor/	Successor	Predecessor
		Predecessor
		Fifty-Three
	Fifty-Two	Weeks Ended	Twenty-Nine	Twenty-Four
	Weeks Ended	January 31,	Weeks Ended	Weeks Ended
	January 30, 2012	2011(1)	January 31, 2011	July 12, 2010
Revenue:
Company-operated restaurants	$1,122,430	$1,099,284	$598,753	$500,531
Franchised restaurants and other	157,897	231,943	80,355	151,588

Total revenue	1,280,327	1,331,227	679,108	652,119

Operating costs and expenses:
Restaurant operating costs:
Food and packaging	344,394	324,952	176,310	148,642
Payroll and other employee benefits(2)	325,890	321,108	173,717	147,391
Occupancy and other	269,331	264,020	145,882	118,138

Restaurant operating costs	939,615	910,080	495,909	414,171
Franchised restaurants and other	81,372	154,584	39,464	115,120
Advertising	65,061	64,128	34,481	29,647
General and administrative	130,855	144,692	84,833	59,859
Facility action charges, net	(6,018)	2,273	1,683	590
Other operating expenses, net(3)(4)	545	30,252	20,003	10,249

Total operating costs and expenses	1,211,430	1,306,009	676,373	629,636

Operating income	68,897	25,218	2,735	22,483
Interest expense	(77,366)	(52,298)	(43,681)	(8,617)
Other (expense) income, net(5)	(2,871)	(11,964)	1,645	(13,609)

(Loss) income before income taxes	(11,340)	(39,044)	(39,301)	257
Income tax (benefit) expense	(5,079)	(3,639)	(11,411)	7,772

Net loss	$(6,261)	$(35,405)	$(27,890)	$(7,515)

(1) Refer to the discussion of Presentation of Operating Results under the heading “Non-GAAP Measures” below.
(2) Payroll and other employee benefits expense includes the Insurance Reserve Adjustment charge of $1,976 for the fifty-two weeks ended January 30, 2012 (Successor).
(3) Other operating expenses, net includes transaction-related costs consisting of accounting, investment banking, legal, and other costs of $545, $33,694, $20,003, and $13,691 for the fifty-two weeks ended January 30, 2012 (Successor), fifty-three weeks ended January 31, 2011 (Successor/Predecessor), twenty-nine weeks ended January 31, 2011 (Successor) and twenty-four weeks ended July 12, 2010 (Predecessor), respectively.
(4) The fifty-three weeks ended January 31, 2011 (Successor/Predecessor) and twenty-four weeks ended July 12, 2010 (Predecessor) also include a $3,442 gain on the sale of the distribution center assets.
(5) Other (expense) income, net includes transaction-related costs, related to the termination of a prior merger agreement, of $14,283 for both the fifty-three weeks ended January 31, 2011 (Successor/Predecessor) and twenty-four weeks ended July 12, 2010 (Predecessor).

CKE RESTAURANTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except shares and par values)
(Unaudited)

	Successor
	January 30,	January 31,
	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$64,555	$42,586
Accounts receivable, net	24,099	27,533
Related party trade receivables	252	216
Inventories	16,144	14,526
Prepaid expenses	15,897	14,219
Advertising fund assets, restricted	18,407	18,464
Deferred income tax assets, net	25,140	17,079
Other current assets	3,695	4,261

Total current assets	168,189	138,884
Notes receivable, net	—	172
Property and equipment, net	645,552	676,350
Goodwill	208,885	207,817
Intangible assets, net	433,139	448,499
Other assets, net	24,373	24,444

Total assets	$1,480,138	$1,496,166

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Current portion of long-term debt	$3	$29
Current portion of capital lease obligations	7,988	7,434
Accounts payable	40,790	41,442
Advertising fund liabilities	18,407	18,464
Other current liabilities	85,169	81,958

Total current liabilities	152,357	149,327
Long-term debt, less current portion	523,638	589,987
Capital lease obligations, less current portion	34,981	41,082
Deferred income tax liabilities, net	156,656	151,828
Other long-term liabilities	197,767	139,173

Total liabilities	1,065,399	1,071,397

Stockholder’s equity:
Common stock, $0.01 par value; 100 shares authorized, issued and outstanding as of January 30, 2012 and January 31, 2011	—	—
Additional paid-in capital	457,252	452,659
Investment in Parent Notes	(8,362)	—
Accumulated deficit	(34,151)	(27,890)

Total stockholder’s equity	414,739	424,769

Total liabilities and stockholder’s equity	$1,480,138	$1,496,166

Non-GAAP Measures

Presentation of Operating Results

Since the Merger occurred on July 12, 2010, the Company’s operating results for the two years ended January 30, 2012 discussed herein include both Successor and Predecessor periods.  Due to the significant impact of acquisition accounting and Merger related expenses, most notably interest expense, share-based compensation expense and transaction-related costs, on the Company’s consolidated operating results, there is a lack of comparability between Successor and Predecessor periods.

Within this press release, the Company has combined the results of operations for the Successor twenty-nine weeks ended January 31, 2011 and the Predecessor twenty-four weeks ended July 12, 2010 and presented the combined results of operations as the Successor/Predecessor fifty-three weeks ended January 31, 2011. This combined presentation does not comply with U.S. generally accepted accounting principles (“GAAP”) and does not reflect all relevant pro forma adjustments that would be required by SEC Regulation S-X Article 11. The combined presentation of the Successor/Predecessor fifty-three weeks has been included solely to facilitate comparisons of Adjusted EBITDA, Adjusted EBITDAR and Company-Operated Restaurant-Level Non-GAAP Measures (see discussion below) and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under U.S. GAAP.

Adjusted EBITDA and Adjusted EBITDAR

Adjusted EBITDA represents income (loss) before income taxes, interest income and expense, asset impairments, facility action charges, depreciation and amortization, management fees, pro-forma cost savings as a result of becoming privately held, the effects of acquisition accounting adjustments, and certain non-cash and unusual items. The Company calculates Adjusted EBITDAR by adjusting Adjusted EBITDA to exclude the Company’s aggregate cash rent expense, less rental income from franchisees and third parties, subject to certain adjustments and exclusions.

Management uses Adjusted EBITDA and Adjusted EBITDAR because it believes that they are important measures of operating performance. In particular, management considers Adjusted EBITDA and Adjusted EBITDAR to be useful financial measures that highlight trends in the Company’s business and provide a comparable measure of profitability of similar enterprises. In addition, management believes that Adjusted EBITDA and Adjusted EBITDAR are effective, when used in conjunction with net loss or loss before income taxes, in evaluating asset performance, and differentiating efficient operators in the industry. Furthermore, management believes that Adjusted EBITDA and Adjusted EBITDAR provide useful information to potential investors and analysts because these measures provide insight into management’s evaluation of the Company’s results of operations. The calculations of Adjusted EBITDA and Adjusted EBITDAR may not be consistent with “EBITDA” and “EBITDAR” for the purpose of the covenants in the agreements governing the Company’s indebtedness.

Adjusted EBITDA and Adjusted EBITDAR are not measures of financial performance under U.S. GAAP, are not intended to represent cash flows from operations under U.S. GAAP and should not be used as alternatives to net loss, or loss before income taxes, as indicators of operating performance, or as alternatives to cash flow from operating, investing or financing activities as a measure of liquidity. Management compensates for the limitations of using Adjusted EBITDA and Adjusted EBITDAR by using them only to supplement the Company’s U.S. GAAP results to provide a more complete understanding of the factors and trends affecting the Company’s business. Adjusted EBITDA and Adjusted EBITDAR have limitations as analytical tools, and you should not consider these measures in isolation or as a substitute for analysis of the Company’s results as reported under U.S. GAAP.

Some of the limitations of Adjusted EBITDA and Adjusted EBITDAR are:

•	Adjusted EBITDA and Adjusted EBITDAR do not reflect cash used for capital expenditures;

•	Although depreciation and amortization are non-cash charges, the assets being depreciated or amortized often will have to be replaced and Adjusted EBITDA and Adjusted EBITDAR do not reflect the cash requirements for such replacements;

•	Adjusted EBITDA and Adjusted EBITDAR do not reflect changes in, or cash requirements for, the Company’s working capital requirements;

•	Adjusted EBITDA and Adjusted EBITDAR do not reflect the cash necessary to make payments of interest or principal on the Company’s indebtedness; and

•	Adjusted EBITDAR does not reflect the cash necessary to make payments of rent under the Company’s lease obligations.

While Adjusted EBITDA and Adjusted EBITDAR are frequently used as measures of operations and the ability to meet indebtedness service requirements, these measures as calculated by the Company are not necessarily directly comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation.

CKE RESTAURANTS, INC.
ADJUSTED EBITDA AND ADJUSTED EBITDAR
(In thousands)
(Unaudited)

				Successor/	Successor
	Successor	Successor	Successor	Predecessor	Estimated
	Twelve	Thirteen	Fifty-Two	Fifty-Three	Impact of One Week
	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended	Ended
	30-Jan-12	31-Jan-11	30-Jan-12	31-Jan-11	31-Jan-11

Net income (loss)	$88	$(5,047)	$(6,261)	$(35,405)	$(1,000)

Interest expense	17,740	19,646	77,366	52,298	1,000
Income tax benefit	(1,202)	(2,931)	(5,079)	(3,639)	—
Depreciation and amortization	19,171	18,163	82,044	75,584	1,000
Facility action charges, net	(6,721)	724	(6,018)	2,273	—
Gain on sale of distribution center assets	—	—	—	(3,442)	—
Transaction-related costs (1)	—	175	545	47,977	—
Management fees (2)	574	623	2,490	1,260	—
Share-based compensation expense	1,062	1,194	4,593	17,956	—
Losses on asset and other disposals	462	3,969	1,801	6,500	—
Difference between U.S. GAAP rent and cash rent	843	139	2,690	2,360	—
Cost savings (3)	—	—	—	970	—
Other, net (4)	3,638	425	11,709	255	1,000

Adjusted EBITDA	$35,655	$37,080	$165,880	$164,947	$2,000
Net Rent (5)	12,258	12,683	51,191	49,773	1,000
Adjusted EBITDAR	$47,913	$49,763	$217,071	$214,720	$3,000

(1) Transaction-related costs include investment banking, legal, and other costs related to the Merger, as well as costs related to the termination of a prior merger agreement.
(2) Represents the amounts associated with the management services agreement with Apollo Management VII, L.P. for on-going investment banking, consulting, and financial planning services, which are included in general and administrative expense.
(3) Cost savings reflects pro-forma cost savings amounts expected to be realized as a result of becoming a privately held company.
(4) Other, net includes the net impact of purchase accounting, early extinguishment of debt, executive retention bonus, severance costs and disposition business expense. For the twelve and fifty-two weeks ended January 30, 2012, other, net also includes the Insurance Reserve Adjustment. For the fifty-three weeks ended January 31, 2011 (Successor/Predecessor), other, net also includes adjusted EBITDA from the Company’s distribution business, which it no longer owns or operates.
(5) Represents aggregate cash rent expense of the Company less rental income from franchisees and third parties, subject to certain adjustments and exclusions.

Company-Operated Restaurant-Level Non-GAAP Measures

Company-operated restaurant-level adjusted EBITDA is expressed in dollars and defined as company-operated restaurants revenue less restaurant operating costs excluding depreciation and amortization expense and including advertising expense. Restaurant operating costs are the expenses incurred directly by company-operated restaurants in generating revenues and do not include advertising costs, general and administrative expenses or facility action charges. Company-operated restaurant-level adjusted EBITDA margin is expressed as a percentage and defined as company-operated restaurant-level adjusted EBITDA divided by company-operated restaurants revenue.

Company-operated restaurant-level adjusted EBITDA and company-operated restaurant-level adjusted EBITDA margin are non-GAAP measures utilized by management internally to evaluate and compare the Company’s operating performance for company-operated restaurants between periods. In addition, management believes that these financial measures provide useful information to potential investors and analysts because they provide insight into management’s evaluation of the Company’s results of operations. These non-GAAP measures should be viewed in addition to, and not in lieu of, the comparable GAAP measures. These non-GAAP measures have certain limitations including the following:

•	Because not all companies calculate these measures identically, the Company’s presentation of such measures may not be comparable to similarly titled measures of other companies;

•	These measures exclude certain general and administrative and other operating costs, which should also be considered when assessing the Company’s operating performance; and

•	These measures exclude depreciation and amortization, and although they are non-cash charges, the assets being depreciated or amortized will often have to be replaced and new investments made to support the operations of the Company’s restaurant portfolio.

The following is a reconciliation of company-operated restaurant-level adjusted EBITDA and company-operated restaurant-level adjusted EBITDA margin (unaudited):

	Successor	Successor	Successor	Successor/
				Predecessor
	Twelve	Thirteen	Fifty-Two	Fifty-Three
	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended
	January 30, 2012	January 31, 2011	January 30, 2012	January 31, 2011
Company-operated restaurant-level adjusted EBITDA:
Company-operated restaurants revenue	$250,859	$262,705	$1,122,430	$1,099,284
Less: restaurant operating costs	(213,259)	(218,370)	(939,615)	(910,080)
Add: depreciation and amortization expense	16,631	15,538	70,994	66,162
Less: advertising expense	(13,903)	(14,753)	(65,061)	(64,128)

Company-operated restaurant-level adjusted EBITDA	40,328	45,120	188,748	191,238
Add: Insurance Reserve Adjustment(1)	1,976	—	1,976	—

Adjusted company-operated restaurant-level adjusted EBITDA	$42,304	$45,120	$190,724	$191,238

Company-operated restaurant-level adjusted EBITDA margin	16.1%	17.2%	16.8%	17.4%
Adjusted company-operated restaurant-level adjusted EBITDA margin	16.9%	17.2%	17.0%	17.4%

(1)	For the twelve and fifty-two weeks ended January 30, 2012, payroll and other employee benefits expense includes the Insurance Reserve Adjustment charge of $1,976.